Exhibit 99
Southcoast Financial Corporation
News Release
Southcoast Announces Year End Earnings

Mt. Pleasant, S.C., January 17, 2013 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced unaudited net income of $3,519,000, or $.57 per basic share, for the year ended December 31, 2012. This compares to an unaudited net loss of $16,480,000, or $2.71 per basic share, for the year ended December 31, 2011.  The basic average shares totaled 6,125,535 and 6,080,066 for the years ended December 31, 2012 and 2011, respectively.

For the quarter ended December 31, 2012, net income was $929,000, or $.15 per basic share. This compares to a net loss of $4,803,000, or $.79 per basic share, for the quarter ended December 31, 2011.  The net income (loss) per share is based on 6,143,820 basic average shares for the quarter ended December 31, 2012, compared to 6,102,461 basic average shares for the same period of 2011. The shares for all periods have been adjusted to reflect a stock dividend of 15% paid to shareholders of record as of December 31, 2012.

The ratio of nonperforming assets to total assets improved from 7.16% as of December 31, 2011 to 4.41% as of December 31, 2012.  The allowance for loan losses as a percentage of loans was 2.49% as of December 31, 2012, compared to 3.34% as of December 31, 2011.  The allowance for loan losses as a percentage of total non-performing loans totaled 83.99% as of December 31, 2012, compared to 50.27% as of December 31, 2011.

“The improvement in 2012 earnings as compared to 2011 was primarily the result of lower nonperforming assets, which led to reductions in our loan loss provision and expenses associated with other real estate owned.  Additionally, our Company  achieved improvement in our net interest margin due to a lower cost of funds resulting from the downward repricing of our interest bearing liabilities,” said L. Wayne Pearson, Chairman and Chief Executive Officer.

The year ended December 31, 2011 loss included a $10,023,000 provision for loan losses and $4,575,000 of income tax expense related to a full write-off of the Company’s deferred tax asset. The provision for loan losses for the year ended December 31, 2012 was $880,000.  Income tax expense for the year ended December 31, 2012 totaled $137,000, which represented the Company’s state income tax expense.  The Company continues to maintain a full reserve against its deferred tax asset, which totaled approximately $8.0 million at December 31, 2012.

Net interest income for the year ended December 31, 2012 increased $1,119,000 to $13,377,000 from $12,258,000 for the same period of 2011. This increase was due to a $1,788,000 decrease in interest expense which overcame a $669,000 decrease in interest income. The Company’s net interest margin improved by 43 basis points to 3.55% for the twelve months of 2012 from 3.12% for the same period of 2011, due to the significant reduction in its cost of funds, primarily as a result of the repricing of time deposits and other borrowings.

Noninterest income increased $479,000 to $3,277,000 for the year ended December 31, 2012, from $2,798,000 for the year ended December 31, 2011, primarily due to increases of $234,000 in fees on loans sold and $151,000 in fees on deposits.

Noninterest expenses decreased by $4,820,000 to $12,118,000 for the year ended December 31, 2012, from $16,938,000 for the year ended December 31, 2011. Impairment expense and operating expenses related to other real estate owned decreased by a combined $3,630,000 between the two periods, accounting for a large portion of the overall noninterest expense decrease. Additionally, rental income and net gains from the sale of other real estate owned, which are accounted for as a reduction of noninterest expense, contributed to an increased reduction of $791,000 in noninterest expense between the two periods.  Other noninterest expense reductions included foreclosure expenses and unfunded commitments expense, which had decreases of $135,000 and $150,000, respectively.

Total assets as of December 31, 2012 were $438.2 million compared to $427.5 million as of December 31, 2011, an increase of 2.5%. Loans, excluding loans held for sale, increased to $327.5 million, up 2.4% from $319.7 million as of December 31, 2011. Deposits at December 31, 2012 increased 1.1% to $319.6 million. Brokered and wholesale certificates of deposit at December 31, 2012 totaled $13,583,000, down 68.3% from the December 31, 2011 total of $42,898,000 as the Company continued to reduce non-core funding.

The subsidiary bank’s capital position as of December 31, 2012 remains in excess of the well-capitalized requirements under the regulatory framework for prompt corrective action, with a tier 1 capital to average assets ratio of 9.94%. “We continue to be encouraged by the future direction of our Company given our capital strength, the reduction in non-performing assets and our continued improvement in the net interest margin,” concluded Pearson.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	December 2012	December 2011
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,497	$2,878
Provision for loan losses	0	3,400
Noninterest income	727	619
Noninterest expenses	3,161	4,721
Net income(loss)	929	(4,803)

PER SHARE DATA
Net income(loss) per share
Basic	$0.15	$(0.79)
Diluted	$0.15	$(0.79)

BALANCE SHEET DATA
Total assets	$438,220	$427,521
Total deposits	319,632	316,147
Total loans (net)	319,310	309,048
Investment securities	48,367	52,755
Other borrowings	69,949	66,850
Junior subordinated debentures	10,310	10,310
Shareholders' equity	34,264	30,812

Average shares outstanding
Basic	6,143,820	6,102,461
Diluted	6,143,820	6,102,461

Book value per share	$5.58	$5.05

Key ratios

Equity to asset ratio	7.82%	7.21%
Nonperforming assets to assets^	4.41%	7.16%
Reserve to loans	2.49%	3.34%
Reserve to nonaccruing loans	83.99%	50.27%

^ Includes nonaccrual loans, loans 90 days past due and still accruing interest, and other real estate owned.

	Southcoast Financial Corporation
	Consolidated Balance Sheets
	(Dollars in thousands)

	December 31	December 31
	2012	2011
	(Unaudited)
Assets
Cash and cash equivalents	$21,984	$18,037
Investments	48,367	52,755
Loans held for sale	1,789	995
Loans	327,469	319,740
Less: Allowance for loan losses	8,159	10,692

Net loans	319,310	309,048
Fixed assets	21,653	21,977
Other assets	25,117	24,709

Total Assets	$438,220	$427,521

Liabilities & Shareholders' Equity
Deposits:
Non-interest bearing	$38,797	$34,120
Interest bearing non-time	115,245	115,803
Time deposits	165,590	166,224

Total deposits	319,632	316,147
Other borrowings	69,949	66,850
Other liabilities	4,065	3,402
Junior subordinated debentures	10,310	10,310

Total liabilities	403,956	396,709

Shareholders' Equity
Common Stock	54,437	54,382
Accumulated deficit	(19,002)	(22,520)
Accumulated other comprehensive loss	(1,171)	(1,050)

Total shareholders' equity	34,264	30,812

Total Liabilities and
Shareholders' equity	$438,220	$427,521

	Southcoast Financial Corporation
	Consolidated Income Statements
	(Dollars in thousands, except earnings per share)

		Year Ended	Three Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$16,948	$17,017	$4,316	$4,034
Interest on investments	1,260	1,855	289	303
Interest on Fed funds sold	29	34	6	8

Total interest income	18,237	18,906	4,611	4,345

Interest expense	4,860	6,648	1,114	1,467

Net interest income	13,377	12,258	3,497	2,878
Provision for loan losses	880	10,023	0	3,400

Net interest income (loss) after provision	12,497	2,235	3,497	(522)

Noninterest income	3,277	2,798	727	619

Total operating income	15,774	5,033	4,224	97

Noninterest expense
Salaries and benefits	6,487	6,668	1,617	1,624
Occupancy and equipment	2,904	2,868	810	774
Other expenses	2,727	7,402	734	2,323

Total noninterest expense	12,118	16,938	3,161	4,721

Income (Loss) before taxes	3,656	(11,905)	1,063	(4,624)

Income tax expense	137	4,575	134	179

Net income (loss)	$3,519	$(16,480)	$929	$(4,803)

Basic net income (loss) per share	$0.57	$(2.71)	$0.15	$(0.79)

Diluted net income (loss) per share	$0.57	$(2.71)	$0.15	$(0.79)

Average number of shares
Basic	6,125,535	6,080,066	6,143,820	6,102,461
Diluted	6,125,535	6,080,066	6,143,820	6,102,461